As filed with the Securities and Exchange Commission on March 4, 2011

Registration No. 333-46949

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Martek Biosciences Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of	52-1399362
incorporation or Organization)	(I.R.S. Employer Identification No.)

6480 Dobbin Road	21045
Columbia, Maryland	(Zip Code)
(Address of Principal Executive Offices)

Martek Biosciences Corporation 1997 Stock Option Plan
(Full title of the Plan)

Steve Dubin
Chief Executive Officer
Martek Biosciences Corporation
6480 Dobbin Road
Columbia, Maryland 21045
(410) 740-0081
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Michael J. Silver
William I. Intner
Hogan Lovells US LLP
100 International Drive - Suite 2000
Baltimore, Maryland 21202
(410) 659-2700

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to Form S-8 relates to the Registration Statement on Form S-8 (333-46949), filed with the Securities and Exchange Commission on February 26, 1998 (the “Registration Statement”) by Martek Biosciences Corporation, a Delaware corporation (the “Company”), relating to 500,000 shares of the Company’s common stock, par value $0.10 per share, reserved for issuance under the Company’s 1997 Stock Option Plan.

On February 25, 2011, pursuant to an Agreement and Plan of Merger dated December 20, 2010,  between the Company, Koninklijke DSM N.V., and Greenback Acquisition Corporation, an indirect wholly-owned subsidiary of Koninklijke DSM N.V. (“Purchaser”), Purchaser merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated.  In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Columbia, state of Maryland, on March 4, 2011.

MARTEK BIOSCIENCES CORPORATION

By:	/s/ Steve Dubin
Name: Steve Dubin
Title: Chief Executive Officer